UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2011

Motorcar Parts of America, Inc.
(Exact name of registrant as specified in its charter)

New York	001-33861	11-2153962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 California Street, Torrance CA	90503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 212-7910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 18, 2011, Motorcar Parts of America, Inc. (the “Registrant”) entered into a Fifth Amendment (the “Fifth Amendment”), dated as of November 17, 2011, to the lease for its facility located at 2929 California Street, Torrance, California with Golkar Enterprises Ltd. (as previously amended, the “Lease”). The Fifth Amendment, among other things, (i) extends the expiration date of the Lease from March 31, 2012 to March 31, 2022, (ii) effective on or after November 1, 2012, increases the square footage under the Lease from 147,880 square feet to 227,275 square feet as a result of the lease of 79,615 square feet of additional space located at 2931 California Street, Torrance, CA (the “Additional Space”), (iii) reduces the base rent for the current premises from $77,284 per month to $49,946 per month, effective April 1, 2012, which increases each April thereafter at different rates each year (ranging from approximately 2.5 to approximately 3%) to a maximum of $62,050 per month and (iv) provides for additional base rent for the Additional Space commencing at $19,904 per month and increasing each anniversary of the date on which the Additional Space is first leased at different rates each year (ranging from approximately 2.5 to approximately 3%) to a maximum of $25,346 per month.

The foregoing summary of the Fifth Amendment does not purport to be complete and is qualified in its entirety by the terms of the Fifth Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1
Fifth Amendment, dated as of November 17, 2011, to that certain Standard Industrial Commercial Single Tenant Lease-Gross, dated as of September 19, 1995, between Golkar Enterprises, Ltd. and Motorcar Parts of America, Inc., as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTORCAR PARTS OF AMERICA, INC.

Date: November 25, 2011	/s/ Michael M. Umansky
Michael M. Umansky
Vice President and General Counsel

EXHIBIT INDEX

10.1
Fifth Amendment, dated as of November 17, 2011, to that certain Standard Industrial Commercial Single Tenant Lease-Gross, dated as of September 19, 1995, between Golkar Enterprises, Ltd. and Motorcar Parts of America, Inc., as amended.